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                                                                    EXHIBIT 24.2

                              ACCOUNTANTS' CONSENT

The Board of Directors
Lincoln Telecommunications Company:


    We consent to the incorporation by reference in the registration statement on Form S-3 of Lincoln Telecommunications Company of (i) our report, dated February 5, 1993, relating to the consolidated balance sheets of Lincoln Telecommunications Company and subsidiaries as of December 31, 1992 and 1991, and related consolidated statements of earnings, common stock investment and preferred stock and cash flows and relating to the schedules to Form 10-K for each of the years in the three-year period ended December 31, 1992, which report appears in the December 31, 1992 annual report on Form 10-K of Lincoln Telecommunications Company; and (ii) our report dated February 4, 1994, relating to the consolidated balance sheets of Lincoln Telecommunications Company and subsidiaries as of December 31, 1993 and 1992, and related consolidated statements of earnings, common stock investment and preferred stock and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the Current Report on Form 8-K of Lincoln Telecommunications Company, filed with the Securities and Exchange Commission on February 15, 1994 and Amendment No. 1 thereto on Form 8-K/A dated March 4, 1994.


    We also consent to the reference to our Firm under the heading "Experts" in the registration statement.

                                          KPMG PEAT MARWICK


March 4, 1994
Lincoln, Nebraska